Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 31, 2004, accompanying the consolidated financial statements of U.S. Home Systems, Inc. contained in Amendment No. 7 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in Amendment No. 7 to the Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Summary Historical Consolidated Financial Information,” “Independent Public Accountants,” and “Experts.”

/s/    GRANT THORNTON LLP

Dallas, Texas

June 21, 2004